UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2006

____________________

ICO, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-10068 (Commission File Number)	76-0566682 (I.R.S. Employer Identification No.)

1811 Bering, Suite 200
Houston, Texas 77057
(Address of principal executive offices and zip code)

(713) 351-4100
(Registrant’s telephone number, including area code)

Former Address:
5333 Westheimer, Suite 600
Houston, Texas 77056

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01  Entry into a Material Definitive Agreement

On May 3, 2006, the Compensation Committee (“Committee”) of the Board of Directors of ICO, Inc. (the “Company”) granted the following stock options (“Options”) pursuant to the terms of the Company’s Third Amended and Restated 1998 Stock Option Plan (the “Plan”): (i) to Steve Barkmann (President, Bayshore Industrial), options to purchase 65,000 shares of ICO, Inc. common stock (“Shares”); and (ii) to Donald Eric Parsons (President, ICO Polymers North America), options to purchase 30,000 Shares. The following terms apply to the grants to Messrs. Barkmann and Parsons: 25% of the Options granted vest on each of the first, second, third, and fourth anniversaries of the date of grant. The exercise price is $5.40 per Share (representing the fair market value of the Shares on the date of grant, as defined in the Plan). The Options expire, if not exercised, on the earlier of seven years after the date of grant, or three months after the Option holder ceases to be employed by ICO, Inc. or one of its subsidiaries.

ITEM 2.02   Results of Operations and Financial Condition

On May 3, 2006 (after the close of business) the Company issued a press release announcing its financial results for the three and six months ending March 31, 2006. A copy of the press release is furnished herewith as Exhibit 99.1.

As provided in General Instructions B.2 of Form 8-K, the information in this Item 2.02 (including the portion of the press release attached hereto as Exhibit 99.1 incorporated by reference in this Item 2.02) shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933.

ITEM 7.01   Regulation FD Disclosure

During the Company’s conference call with investors on May 4, 2006, A. John Knapp, Jr., the Company’s President and Chief Executive Officer, and Jon C. Biro, the Company’s Chief Financial Officer and Treasurer, made certain statements that may be of interest to investors, addressing the following topics:

Comparison of Q2 Fiscal Year 2006 vs. Q2 Fiscal Year 2005

•
Compared to the second quarter of fiscal 2005, the Company’s results from continuing operations improved dramatically. Revenues during the quarter increased 2% or $1.4 million to $79.5 million compared to last year. This increase in revenue is somewhat deceiving since our volumes grew 8%, a $5.3 million revenue impact, compared to last year. Offsetting this benefit, from a revenue standpoint, was the translation effect of foreign currencies which reduce revenues some $2.5 million and a change in product mix that had the effect of lowering revenues by $1.4 million.

•
Gross profit increased $1.4 million or 10% from the same quarter last year. This increase was about equal to the growth in revenues. This improvement was by in-large due to the increase in sales and service volumes, primarily driven by our Bayshore Industrial operation. Offsetting this impact was the effect of lower raw material supplier rebates this year compared to last year.

•
Gross margins improved to 19.3% this quarter compared to 17.9% last year. The improvement in gross margins was due to the strong volume growth of Bayshore Industrial and improving margins in ICO Polymers North America due to higher service revenues.

•
Selling, general and administrative (“SG&A”) expense was down $1.0 million or 10% year-over-year. The decline in SG&A for the quarter was due to the effect of weaker foreign currencies relative to the U.S. Dollar (an impact of approximately $200,000), lower severance expenses, lower legal expenses and lower Sarbanes-Oxley implementation expenses.

•
Operating income was up 122% or $2.7 million to $4.9 million due to the increase in gross profit, lower SG&A expense and lower depreciation expense ($200,000). Pre-tax income from continuing operations was $4.4 million this quarter and net income from continuing operations was just under $3.0 million or 12¢/share. On a fully diluted basis, net income from continuing operations was $10¢/share.

•
All our business units grew profitability compared to last year, except the Australasian region which declined slightly. Additionally, corporate expenses declined as expected due to lower Sarbanes-Oxley implementation costs.

Sequential Comparison: Q2 Fiscal Year 2006 vs. Q1 Fiscal Year 2006

•
Compared to our first quarter ended December 31, 2006, second quarter profitability was down slightly. Operating income was $4.9 million in the second quarter, compared to $5.0 million in the first quarter caused by lower gross profit by essentially by the same amount. Revenues increased 6% or $4.4 million to $79.5 million due to sequential sales and service volume growth of 4%. The volume growth was most significant in Europe as we rebounded from seasonally weak first quarter levels.

•
Gross profit declined slightly, down $200,000 or 2% sequentially as the effect of lower feedstock margins more than offset the benefits of higher volumes. Feedstock margins were down primarily due to higher raw material costs flowing through cost of sales during the quarter.

•	Compared to the first quarter of fiscal 2006, our results in Europe and ICO Polymers North America improved. On the other hand, the results in Australasia and Bayshore Industrial declined.

Balance Sheet: Q2 Fiscal Year 2006

•
With regard to the balance sheet, working capital, excluding cash and debt classified as a current liability, increased modestly during the quarter to $59.8 million. This increase in working capital was mostly due to an increase in accounts receivable and inventory due to the growth in revenues. The effect of these increases was somewhat offset by an increase in accounts payable. Our cash position increased slightly and we ended the quarter at $2.0 million in cash. We ended the quarter with debt of $33.2 million. Stockholders’ equity increased during the quarter due to the net income we generated and was $83.3 million on March 31, 2006. Capital expenditures were $2.7 million during the second quarter of fiscal 2006 and were $4.1 million through the first half of the fiscal year.

Additional Points

•
We finished the second quarter of fiscal 2006 with gross margins of 19.3%, down from 20.8% in the first fiscal quarter. “Headwinds” that the Company encountered in the second quarter included the dramatic fall in resin prices in North America, by over 25% from mid- November to May 1, although we now believe they have stabilized. Falling resin prices can cause customers to want to postpone purchases in hopes of yet lower prices which can force lower margins. Additional “headwinds” in the second quarter included the fall in the value of Australian and New Zealand currencies by nearly 20% against a basket of other currencies.

•
Bayshore Industrial is on track to complete an expansion in early July, and the expansion is expected to result in additional capacity of approximately 10% of current capacity, which we expect to be fully utilized by existing customers.

•	Four of ICO Polymers North America’s five plants have been operating at strong levels, and we believe ICO Polymers North America’s business will continue to grow and prosper.

•
The results in ICO’s Australasian division were disappointing, as we incurred operational expenses in opening our new facilities in Brisbane, Australia, and the Australian market has some competitive pressures at present. On the other hand, Malaysia remains strong and New Zealand stable.

•
The Board of Directors has conceptually approved an expansion of the Company’s Malaysian capacity, which if approved and implemented, is expected to be completed and in operation in late spring or early summer of 2007.

•	The Company recently relocated its corporate offices. In this regard the Company will save approximately $300,000 in annual rent expenses compared to its previous lease.

•	The Company will be renewing its audit engagement with PricewaterhouseCoopers LLC, and expects Sarbanes-Oxley related expenses to be down significantly as compared with fiscal 2005.

In response to an investor’s question about revenue growth, Mr. Knapp noted that the Company’s revenues can fluctuate due to resin prices, so management focuses on volumes rather than revenues. Mr. Knapp said that the Company has different volume capacities in different operations, noting: Bayshore Industrial is working close to capacity, but only approximately 27 to 28 of Bayshore’s 40 acres have been developed so there is potential for growth at the Bayshore site. Within ICO Polymers North America some lines are operating close to capacity but there is capacity in other ICO Polymers North America plants. In Europe, there is plenty of available capacity. New Zealand is operating at fairly high capacity. In Malaysia the equipment is in use but the facility size allows for increased capacity. Mr. Biro added to this that the amount of volume that can be processed at the Company’s plants also depends on product mix.

In response to a question about whether the Company’s current strategy is pursuing acquisitions or building its existing business, Mr. Knapp stated that the Company is focusing on its operations, making them more effective and growing them.

In response to a question about the Company’s capital expenditure requirements for the remainder of the year, Mr. Biro said that capital expenditures will be approximately $10 million to $10.5 million for the current fiscal year. He noted that approximately 50% of capital expenditure spending during the last quarter was related to the Bayshore expansion, and that the remaining costs for that project should fall in the current quarter.

As provided in General Instructions B.2 of Form 8-K, the information in this Item 7.01 shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933.

ITEM 9.01   Financial Statements and Exhibits

       (c) Exhibits

       99.1 Press Release dated May 3, 2006

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO, INC.

Date: May 4, 2006	By:	/s/ Jon C. Biro
	Name:	Jon C. Biro
	Title:	Chief Financial Officer and
Treasurer